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            EXHIBIT 23  CONSENT OF KPMG LLP



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                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
American Financial Holdings, Inc.:



We consent to the incorporation by reference, in the registration statement (No. 333-______) on Form S-8 of American Financial Holdings, Inc. of our report dated February 17, 1999, except for Note 17 which is as of June 28, 1999, relating to the consolidated balance sheets of American Savings Bank and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in registration statement (No. 333-84463) on Form S-1 of American Financial Holdings, Inc.


/s/ KPMG LLP


Hartford, Connecticut
December 30, 1999